Exhibit 23.5

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Simmons First National Corporation (the “Company”) of our report, dated March 24, 2015, on our audits of the consolidated financial statements of Liberty Bancshares, Inc. and its subsidiaries as of December 31, 2014 and 2013 and for the three years ended December 31, 2014, which is included in the Company’s Current Report on Form 8-K filed July 30, 2015.

/s/ BKD, LLP

Springfield, Missouri

August 6, 2015